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                                                                    EXHIBIT 12.1

                       STATEMENT RE COMPUTATION OF RATIOS



RATIO OF EARNINGS TO FIXED CHARGES           Six
(in thousands)                              months
                                            ended                           Year ended December 31,
                                           June 30,     ------------------------------------------------------------
                                             2001         2000         1999          1998         1997         1996
                                           --------     --------     --------     --------     --------     --------

FIXED CHARGES:

Interest expensed and
  capitalized ........................     $ 29,185     $ 65,489     $ 60,312     $ 44,542     $ 33,020     $ 33,117
Estimate of interest within rental
  expense ............................          192          388          402          397          393          404
                                           --------     --------     --------     --------     --------     --------
  Total fixed charges ................     $ 29,377     $ 65,877     $ 60,714     $ 44,939     $ 33,413     $ 33,521
                                           ========     ========     ========     ========     ========     ========

EARNINGS:

Pretax income from continuing
  operations .........................     $ 67,521     $127,064     $118,560     $100,231     $ 72,772     $ 73,843
Fixed charges ........................       29,377       65,877       60,714       44,939       33,413       33,521
                                           --------     --------     --------     --------     --------     --------
  Total earnings .....................     $ 95,898     $192,941     $179,274     $145,170     $106,185     $107,364
                                           ========     ========     ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED CHARGES ...         3.30         2.93         2.95         3.23         3.18         3.20
                                           ========     ========     ========     ========     ========     ========
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